Exhibit 3.1
JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of Jones Lang LaSalle Income Property Trust, Inc., a Maryland corporation (the “Corporation”), is hereby amended to change the name and designation of “Class I-A Common Shares”, “Class I-M Common Shares” and “Class I Common Shares” to “Class A-I Common Shares”, “Class M-I” Common Shares” and “Class D Common Shares”, respectively.

SECOND: The foregoing amendment to the charter of the Corporation has been approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.
IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Chief Executive Officer and President and witnessed by its Secretary on this 8th day of July, 2014.

ATTEST:	JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

By:__/s/Gordon G. Repp_______________        By:_/s/C. Allan Swaringen____________
Gordon G. Repp, Secretary             C. Allan Swaringen, Chief Executive Officer and President
The undersigned, Chief Executive Officer and President of Jones Lang LaSalle Income Property Trust, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

_/s/C. Allan Swaringen___________
C. Allan Swaringen, Chief Executive Officer and President